EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement ("Agreement") is made by and between Daniel Wollschlager ("Mr. Wollschlager"), First National Bank in Howell and FNBH Bancorp ("the Bank").

WHEREAS, Mr. Wollschlager will be retiring from employment with the Bank.

WHEREAS, the Bank and Mr. Wollschlager desire that Mr. Wollschlager's services continue for a period of time prior to the end of the employment relationship in order to promote a smooth transition;

WHEREAS, the parties desire to end their relationship in an amicable manner;

NOW, THEREFORE, the parties agree as follows:

l. Retention Period. Mr. Wollschlager will remain employed with the Bank until May 4, 2015 ("Retention Period"). Mr. Wollschlager's duties during the Retention Period will be as follows. Until March 31, 2015, Mr. Wollschlager will continue to report to the Bank and will perform all of the usual duties of his role of Senior Vice President, Chief Credit Officer, and will not utilize any vacation time. Beginning April 1, 2015 and for the remainder of the Retention Period, Mr. Wollschlager will utilize his accrued eight (8) days of available vacation time under the Bank's policies, will take such additional personal days (13 hours accrued during 2015 and 48 hours carried over from 2014 yearend) and paid vacation time as may be approved by Ron Long, and will perform duties as requested by the Bank. Mr. Wollschlager will perform such duties remotely except as specifically requested by the Bank and agreed by Mr. Wollschlager.

2. Retirement from Employment. Effective at the close of business on May 4, 2015 (the "Separation Date"), Mr. Wollschlager shall retire and his employment relationship with the Bank shall be terminated. Following the Separation Date, Mr. Wollschlager will not accrue any benefits or vest in any benefits under any Company policy, plan, or procedure for any purpose except as specifically provided in this Agreement. Mr. Wollschlager shall be entitled to elect continued health coverage, if applicable, pursuant to COBRA, and shall be entitled to any vested benefits and rights Mr. Wollschlager has under the Bank's qualified retirement, savings, or stock option plans. Under terms of the existing 401k plan, Mr. Wollschlager will be eligible for an employer match for his 401k contributions made during the 2015 plan year provided that the Board elects to approve match of 2015 employee 401k contributions.

3. Separation Benefits. The Bank will pay Mr. Wollschlager the following separation benefits, provided Mr. Wollschlager remains employed through the Separation Date, enters into and complies with this Agreement, and enters into a subsequent complete release of claims in a form substantially similar to that set forth at Exhibit A:

 a. Salary Continuation. The Bank will continue Mr. Wollschlager's regular salary through the Retention Period as outlined in Section 1 above.

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 b. Executive Management Success Reward. The Bank will pay Mr. Wollschlager the $24,555 Executive Management Success Reward as identified in the 2014 Employee Compensation Program on the same basis as if he were actively employed. The Executive Management Success Reward will be paid on the earliest date permitted by the Department of Treasury, Office of the Comptroller of the Currency, concurrent with payment of the Executive Management Success Reward to other executive management personnel.

Mr. Wollschlager acknowledges that the Separation Benefits constitute good and valuable consideration, and that they satisfy and exceed any compensation or benefits to which Mr. Wollschlager is entitled by law.

4. Release. Mr. Wollschlager forever releases the Bank and its parents, affiliates, subsidiaries, officers and directors, employees, agents, and consultants from any and all complaints, charges or causes of actions, obligations, demands, liabilities, and/or claims whatsoever that Mr. Wollschlager ever had, now has, or might have, known or unknown, as of the date Mr. Wollschlager signs this Agreement. Except as prohibited by law, this release includes, but is not limited to, any claims for compensation and/or fringe benefits, claims relating to or arising from wrongful termination, employment discrimination or retaliation under state or federal law including, without limitation, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act, or any other federal, state, or local law, regulation or ordinance, or public policy, contract, or tort law having any bearing whatsoever on the terms and conditions of Mr. Wollschlager's employment with the Bank or Mr. Wollschlager's separation from employment, and to any complaints or charges brought with state or federal agencies under any state, federal, or local law regulating wages, hours, notice, or any other term or condition of employment.

Mr. Wollschlager specifically understands, acknowledges, and agrees that through this Agreement Mr. Wollschlager is waiving any and all claims Mr. Wollschlager may have under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA").

5. Covenant Not to Sue or Institute Charges. To the fullest extent permitted by law, Mr. Wollschlager will not institute or initiate any action, administrative action, grievance, or other suit against the Bank or any other person or entity released in Paragraph 4, with any state, federal, or local court or agency or other tribunal related to claims released through this Agreement. Nothing in this provision or Agreement shall preclude Mr. Wollschlager from seeking a judicial determination regarding the validity of this waiver with respect to any claim under the ADEA. Further, this provision shall not affect or interfere with Mr. Wollschlager's right to file a charge with the Equal Employment Opportunity Commission or participate, cooperate, or assist in an investigation or proceeding conducted by any federal or state enforcement agency; but Mr. Wollschlager knowingly and voluntarily waives the right to any form of recovery or compensation in any such action arising from or related to Mr. Wollschlager’s employment with the Bank.

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6. Reasonable Cooperation. Mr. Wollschlager will provide reasonable cooperation to the Bank related to any business or other issues that arose during Mr. Wollschlager's employment at the Bank for which Mr. Wollschlager had responsibility or involvement.

7. Property Return. Mr. Wollschlager will return, on or before the Separation Date, all Bank property, including, but not limited to: keys/access cards, charge card(s), documents, files, records, and/or any other non-public or confidential Company property under Mr. Wollschlager's control or in Mr. Wollschlager's possession that is nonpublic or confidential.

8. Non-Disparagement. Mr. Wollschlager will not in any way disparage, criticize, condemn, or impugn the reputation or character of the Bank or any other entity/individual released in Paragraph 4.

9. Nondisclosure of Confidential Information, Restrictive Covenants.

a. Non-Disclosure. Mr. Wollschlager acknowledges that, through employment with the Bank, Mr. Wollschlager obtained confidential and proprietary information concerning the Bank's (including its subsidiaries and affiliates) products, its research and development information, plans and activities, its methods, means, practices, procedures, processes, its formulas and know-how relating to design or production, its intellectual property and related legal affairs, and other business or affairs ("Confidential Information"). Mr. Wollschlager acknowledges that all such Confidential Information is the property of the Bank. Therefore, Mr. Wollschlager will not at any time disclose to any third party or use for Mr. Wollschlager's own purposes any Confidential Information without the prior written consent of the Bank, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Mr. Wollschlager's acts or omissions to act.

b. Non-Solicitation. For the duration of Mr. Wollschlager's employment and for a 12 month period following the Separation Date, Mr. Wollschlager will not, directly or indirectly, on behalf of himself or any third party:

i. Employ or solicit for employment, or engage or hire any Employee (defined as any individual who is at the time of the prohibited contact, or was at any time during the twelve (12) month period prior to the Separation Date, an employee of the Bank or any of its affiliates);

ii. Solicit any Clients (defined as any person who is at the time of the prohibited contact or was at any time within the twelve (12) months preceding the Separation Date, a customer of the Bank or any affiliate of the Bank) for the provision of services similar to those offered by the Bank; or

iii. Request or encourage any Employee or Client of the Bank to discontinue, reduce, or modify his/her relationship with the Bank.

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10. Agreement as Defense. This Agreement may be pled as a complete defense to any claim or entitlement arising out of the matters released in Paragraph 4 above, which Mr. Wollschlager may subsequently assert in any suit or claim against the Bank or any other person or entity released pursuant to Paragraph 4.

11. Entire Agreement. This Agreement, including any prior agreement provisions incorporated by reference in Paragraph 10, contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements, understandings, and practices of every nature between them related to the topics addressed herein, including the claims released in Paragraph 4. This Agreement may not be changed or modified, except through an agreement in writing signed by the Bank and Mr. Wollschlager.

12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Bank and its affiliates, successors, and assigns. This Agreement shall be binding on and inure to the benefit of Mr. Wollschlager and Mr. Wollschlager's personal representatives and heirs. Mr. Wollschlager may not assign this Agreement without the prior written consent of the Bank, provided, however, the Bank may assign this Agreement to any person or entity acquiring all or substantially all of its business (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) but such assignments shall not relieve the Bank of its liabilities hereunder.

13. Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.

15. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity of any other provision of this

Agreement and such provision shall be deemed modified to the extent necessary to be made enforceable.

16. Voluntary Execution. Mr. Wollschlager acknowledges and warrants that no promise or inducement has been offered for this Agreement other than as set forth above, and that this Agreement is executed without reliance upon any other Bank statement or representation.

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17. Consideration Period, ADEA Revocation. Mr. Wollschlager warrants that he is legally competent to execute this Agreement, and that he has had adequate time and opportunity to deliberate over the Agreement's terms. Mr. Wollschlager is advised by the Bank to consult with an attorney prior to signing this Agreement and prior to executing the subsequent release referenced in Paragraph 2. Mr. Wollschlager has been provided at least twenty-one (21) days to consider the Agreement prior to signing. Mr. Wollschlager has seven (7) days to revoke this Agreement once it is signed. To revoke this Agreement, Mr. Wollschlager must send a written letter revoking the Agreement within the seven (7) days provided to:

First National Bank in Howell

Attn: Ronald Long

101 E. Grand River

PO Box 800

Howell, MI 48844-0800

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year below.

FNBH BANCORP (and the First National Bank in Howell)

Date:	March 17, 2015	By:	/s/Ronald L. Long

		Its:	CEO

Date:	March 17, 2015	/s/Daniel Wollschlager

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EXHIBIT A

In further consideration of FNBH Bancorp's (the "Bank") agreement to provide me separation benefits as set forth in my March 17, 2015 Confidential Separation Agreement and Release, I forever release the Bank and its affiliates, subsidiaries, officers and directors, employees, agents, and consultants from any and all complaints, charges or causes of actions, obligations, demands, liabilities, and/or claims whatsoever that I ever had, now have, or might have, known or unknown, arising out of my employment with the Bank, or the decision to separate that employment. Except as prohibited by law, this release includes, but is not limited to, any claims for compensation and/or fringe benefits, claims relating to or arising from wrongful termination, employment discrimination or retaliation under state or federal law including, without limitation, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act, or any other federal, state, or local law, regulation or ordinance, or public policy, contract, or tort law having any bearing whatsoever on the terms and conditions of my employment with the Bank, and to any complaints or charges brought with state or federal agencies under any state, federal, or local law regulating wages, hours, notice, or any other term or condition of employment.

I specifically understand, acknowledge, and agree that through this release I am waiving any and all claims I may have under the Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act ("OWBPA").

I am legally competent to execute this release, and have had adequate time and opportunity to deliberate over its terms. I have been advised in writing to consult with an attorney prior to signing this release. I have been provided twenty-one (21) days to consider the release prior to signing and seven (7) days to revoke this release once it is signed. To revoke this release, I understand I must send a written letter of revocation within the seven (7) days provided to:

First National Bank in Howell

Ronald Long

101 E. Grand River

PO Box 800

Howell, MI 48844-0800

Date:	March 17, 2015	/s/Daniel Wollschlager

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